UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2014

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

A copy of the news release, dated October 28, 2014, of Prudential Financial, Inc. (the “Company”) announcing its entry into the memorandum of understanding described in Item 8.01 below is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On October 28, 2014, the Company announced that it has entered into a memorandum of understanding with Inversiones La Construcción S.A. (“ILC”), the investment subsidiary of the Chilean Construction Chamber, to acquire an indirect ownership interest in Administradora de Fondos de Pensiones Habitat S.A. (“AFP Habitat”), a leading provider of retirement services in Chile that trades under the symbol HABITAT CI on the Santiago Stock Exchange. The Company would expect to acquire indirectly between approximately 34 and 40 percent of AFP Habitat from ILC, depending on the results of a pre-closing partial tender offer by ILC to acquire additional shares of AFP Habitat from public shareholders. The Company would acquire its indirect interest in the AFP Habitat shares from subsidiaries of ILC for 925 Chilean Pesos per share, for a total purchase price of approximately US$530 million to US$620 million at current exchange rates. It is expected that the transaction would result in equal ownership positions for the Company and ILC, with a controlling stake in AFP Habitat held through a joint holding company. The transaction, which is subject to certain conditions, including receipt of regulatory approvals, is expected to close in the first half of 2015.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	News release of Prudential Financial, Inc., dated October 28, 2014, announcing that it entered into a memorandum of understanding with ILC to acquire an ownership stake in AFP Habitat (furnished and not filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2014

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name: Brian J. Morris
Title: Vice President and Assistant Secretary

Exhibit Index

Exhibit No.	Description

99.1	News release of Prudential Financial, Inc., dated October 28, 2014, announcing that it entered into a memorandum of understanding with ILC to acquire an ownership stake in AFP Habitat (furnished and not filed).